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Exhibit 99.2

FORM OF LETTER TO NOMINEE HOLDERS

MAUI LAND & PINEAPPLE COMPANY, INC.

                                    Shares of Common Stock
Offered Pursuant to Rights Distributed to Stockholders of Maui Land & Pineapple Company, Inc.

                                    , 2009

        THE RIGHTS OFFERING SUBSCRIPTION PERIOD WILL EXPIRE AT 5:00 P.M., NEW YORK TIME, ON                                    , UNLESS EXTENDED BY MAUI LAND & PINEAPPLE COMPANY, INC.

        To Securities Dealers, Commercial Banks, Trust Companies and Other Nominees:

        This letter is being distributed to securities dealers, commercial banks, trust companies and other nominees in connection with the rights offering (the "Rights Offering") by Maui Land & Pineapple Company, Inc. (the "Company") of non-transferable subscription rights (the "Rights") to subscribe for and purchase shares of its common stock (the "Common Stock"). The Rights are being distributed to all holders of record of Common Stock as of 5:00 p.m., New York time, on                                    (the "Record Date"). The Rights Offering is described in the Company's enclosed Prospectus, dated                                    (the "Prospectus"). We are requesting that you contact your clients for whom you hold shares of Common Stock, and who are to receive the Rights distributable with respect to those shares, regarding the Rights Offering.

        In the Rights Offering, the Company is offering an aggregate of                                    shares of its Common Stock, as described in the Prospectus.

        Each beneficial owner of shares of Common Stock is entitled to one Right for each share of common stock owned as of the Record Date. Each Right will entitle the holder to purchase shares of Common Stock (the "Basic Subscription Privilege") at the cash price of $                        per share (the "Subscription Price"). In addition, each holder of Rights that exercises its Basic Subscription Privilege in full will be eligible to purchase any portion of the shares of Common Stock not purchased by other stockholders of the Company through the exercise of their Basic Subscription Privilege at the same Subscription Price of $                        per share (the "Over-Subscription Privilege"). If over-subscription requests exceed the number of shares of Common Stock available for purchase in the Rights Offering, the Company will allocate the available shares of Common Stock pro rata among each stockholder that exercises the Over-Subscription Privilege in proportion to the number of shares of Common Stock owned by such stockholder on the Record Date, relative to the number of shares owned on the Record Date by all stockholders exercising the Over-Subscription Privilege. Fractional Rights or cash in lieu of fractional rights will not be issued in the Rights Offering. Fractional shares will be rounded down to the nearest whole number.

        The Rights will expire if they are not exercised by 5:00 p.m., New York time, on                                    , unless the Company extends the Rights Offering period as described in the Prospectus (such date and time, as it may be extended, the "Expiration Date"). All exercises of the Rights are irrevocable. Holders of the Rights should read the Prospectus carefully before deciding whether to exercise their Rights.

        The Rights are evidenced by the accompanying subscription form (the "Subscription Form") registered in your name(s) or the name(s) of your nominee(s) and, if not exercised, will cease to have any value as of the Expiration Date.

        We are asking that you contact your clients for whom you hold shares of Common Stock registered in your name(s) or in the name(s) of your nominee(s) to obtain instructions with respect to the Rights.

        Enclosed are copies of the following documents:

        1.     The Prospectus;

        2.     A form of letter and Beneficial Owner Election Form, on which you may obtain your clients' instructions with regard to the Rights Offering; and

        3.     A return envelope addressed to BNY Mellon Shareowner Services ("BNY"), the subscription agent and information agent for the Rights Offering.

        Your prompt action is requested. To exercise the Rights, you should deliver the properly completed and signed Subscription Form, with payment of the Subscription Price in full for each share of Common Stock subscribed for pursuant to the Rights Offering, to BNY prior to the Expiration Date, as indicated in the Prospectus. BNY must receive the Subscription Form with payment of the Subscription Price, including final clearance of any checks, prior to the Expiration Date.

        If you hold Rights for the account of more than one client, you may aggregate your exercise of Rights for all your clients, provided that you identify the number of Rights you are exercising for each client.

        All commissions, fees and other expenses (including brokerage commissions and transfer taxes), other than fees and expenses paid to BNY, incurred in connection with the exercise of the Rights will be for the account of the holder of the Rights, and none of such commissions, fees or expenses will be paid by the Company or BNY.

        Additional copies of the enclosed materials may be obtained from BNY. In addition, any questions or requests for assistance regarding the Rights Offering should be directed to BNY. You may call BNY toll free from within the United States, Canada or Puerto Rico by calling 1-866-282-2358 or you may call BNY collect from outside the United States, Canada or Puerto Rico by calling 1-201-680-6579.

Very truly yours,
MAUI LAND & PINEAPPLE COMPANY, INC.

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  Exhibit 99.2
FORM OF LETTER TO NOMINEE HOLDERS MAUI LAND & PINEAPPLE COMPANY, INC.